UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM N-8A
NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940
The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	TigerShares Trust
Address and Principal
Business Office:	TigerShares Trust
3532 Muirwood Drive
Newtown Square, Pennsylvania 19073

Telephone Number:	571.389.3600

Name and Address of Agent
for Service of Process:	David Foulke
3532 Muirwood Drive
Newtown Square, Pennsylvania 19073

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with filing of Form N-8A:           X         Yes                 No

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Newtown Square and the Commonwealth of Pennsylvania on the 17th day of August 2018.
TIGERSHARES TRUST

By:     /s/ David Foulke
Name: David Foulke
Title:   Principal Financial Officer

Attest:  /s/ Yang Xu
                       Name: Yang Xu
                       Title:   President

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